                                                                    Exhibit 99.6

                               NSR CAPITALIZATION

     The following table sets forth NSR's debt and total capitalization as of June 30, 2004, and as adjusted to give effect to the Conrail Spin Off Transactions; including but not limited to the exchange offer and consent solicitation assuming holders of all Conrail Debentures validly tender, and do not withdraw, their Conrail Debentures. You should read this and the historical consolidated financial statements and accompanying notes that are included in NSR's 2003 Annual Report on Form 10-K for the year ended December 31, 2003, and in NSR's Quarterly Report on Form 10-Q for the six months ended June 30, 2004, which are incorporated by reference into the prospectus and consent solicitation statement.

                                                                     AS OF JUNE 30, 2004
                                                            ---------------------------------------
                                                             ACTUAL      ADJUSTMENTS      PRO FORMA
                                                            --------   ----------------   ---------
                                                                        ($ IN MILLIONS)
LIABILITIES
Due to NSC--net...........................................   $  863         $   --         $   863
Due to Conrail............................................       80            (31)(a)          49
Current maturities of long-term debt......................      102             35(b)          137
Long-term debt............................................      750            767(b),(c)    1,517
Due to Conrail (long-term)................................      797           (797)(a)          --
                                                             ------         ------         -------
     Total debt (including current portion of long-term
       debt and related party balances)...................    2,592            (26)          2,566
STOCKHOLDERS' EQUITY
  Common stock............................................      167                            167
  Additional paid-in capital..............................      721          5,395(d)        6,116
  Accumulated other comprehensive income..................      385             --             385
  Retained income.........................................    3,206             --           3,206
                                                             ------         ------         -------
     Total stockholders' equity...........................    4,479          5,395           9,874
                                                             ------         ------         -------
     Total Capitalization (including current portion of
       long-term debt and related party balances).........   $7,071         $5,369         $12,440
                                                             ======         ======         =======

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The following adjustments record various assets and liabilities of PRR that will be received by NSR as a result of the Conrail Spin Off Transactions and the effects of the exchange offer and consent solicitation. The amounts related to the assets and liabilities of PRR are estimated based on the current carrying amounts of NSC's investment in Conrail. The amounts recorded upon consummation of the Conrail Spin Off Transactions will reflect the fair value of the assets and liabilities received, and as a result, could differ from these estimates.

(a) To record the extinguishment of amounts due from NSR to PRR as a result of the Conrail Spin Off Transactions.
(b) To record $35 million of current maturities and $151 million of long-term debt for liabilities incurred through the Conrail Spin Off Transactions related to the restructuring of Conrail's secured debt.
(c) To record the issuance of the New NSR Notes in exchange for existing Conrail Debentures as contemplated by the Conrail Spin Off Transactions assuming all holders of Conrail Debentures validly tender, and do not withdraw, their Conrail Debentures. The amount of this adjustment, $616 million, reflects the estimated fair value of the $464 million aggregate principal amount of the New NSR Notes.
(d) To record the net impact of the Conrail Spin Off Transactions as a capital contribution from NSC.

    Certain of the above adjustments would be different if less than all holders of Conrail Debentures validly tender, and do not withdraw, their Conrail Debentures in this exchange offer and consent solicitation. If 51% of holders validly tender, and do not withdraw, their Conrail Debentures in this exchange offer and consent solicitation, the amount for adjustment (c) would be reduced to $314 million and the amount for adjustment (d) would be increased to $5,667 million. If 75% of holders validly tender, and do not withdraw, their Conrail Debentures in this exchange offer and consent solicitation, the amount for adjustment (c) would be reduced to $462 million and the amount for adjustment
(d) would be increased to $5,534 million.